                                State of Delaware

                        Office of the Secretary of State

         I, William T. Quillen, Secretary of State of the State of Delaware, do hereby certify the attached is a true and correct copy of the Certificate of Incorporation of "U.S. Medical Technologies, Inc.", filed in this office on the twentieth day of December, A.D. 1991, at 9 o'clock A.M.


                                        /s/ William T. Quillen
                                       -------------------------------------
                                       William T. Quillen, Secretary of State

                                       Authentication:  7111868

                                       Date:            05-06-94

                          CERTIFICATE OF INCORPORATION

                                       OF

                         U.S. MEDICAL TECHNOLOGIES, INC.


                  The undersigned, in order to form a corporation for the purposes hereinafter stated, under and pursuant to the provisions of the General Corporation Law of the State of Delaware, does hereby certify as follows:

                  FIRST: The name of the corporation is U.S. Medical Technologies, Inc. (the "Corporation").

                  SECOND: The Corporation's registered office is 32 Loockerman Square, Suite L-100, City of Dover, County of Kent, Delaware 19901. The name of its registered agent at that address is The Prentice Hall Corporation System, Inc.

                  THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware ("GCL").

                  FOURTH: The total number of shares of all classes which the Corporation shall have authority to issue is 3,000 shares, all of which shall be common stock having a par value of $0.01 per share ("Common Stock").

                  FIFTH: The name and address of the incorporator are as follows:

                  Name                                       Address
                  ----                                       -------
                 Angela Mia Colasuonno                       53 Wall Street
                                                             New York, NY  10005


                  SIXTH: The Board of Directors shall have the power without the assent or vote of the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

                  SEVENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of then, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the GCL or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the GCL order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this Corporation.

                  EIGHTH: To the fullest extent permitted by Section 102(b) of the GCL as it currently exists or as it may hereafter be amended, no director of the Corporation shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

                  NINTH: If the Corporation proposes at any time to issue additional shares of Common Stock, the Corporation shall notify each holder of shares of Common Stock, stating the number of shares proposed to be issued, at what price, on what terms, and on what issue date. That notice shall be given not later than forty-five (45) days prior to the proposed issue date. It shall constitute an offer to sell each stockholder a pro rata portion of the stated number of shares proposed to be issued, at the price, and on the terms, specified in the notice. The portion offered to each holder of Common Stock shall be (as nearly as practicable) equal to the proportion of all shares of Common Stock held by that stockholder. Any stockholder may accept the Corporation's offer by giving the Corporation and each other holder of shares of Common Stock notice (the "Initial Notice") not later than fifteen (15) days after the Corporation provides the notice of its proposed issuance of additional shares of Common Stock. Any stockholder not giving notice within that time limit shall be deemed to have rejected the Corporation's offer. If any stockholder does not elect to purchase his allocation of Common Stock then the other stockholders may elect to purchase those shares of Common Stock, in the ratio of their respective Common Stock holdings in the Corporation; provided that such election shall be made in the stockholder's Initial Notice or in a notice to the Corporation and all other holders of Common Stock not later than thirty (30) days after the Corporation provides the notice of its proposed issuance of additional shares of Common Stock. The closing of the purchase of Common Stock by accepting stockholders shall take place on the business day prior to the proposed issue date stated in the Corporation's notice. Commencing on that proposed issue date, and continuing for a period of ninety (90) days, the Corporation shall be free to sell the number of shares specified in its notice, reduced by the number accepted by holders of Common Stock as provided in this paragraph Ninth.

                  TENTH: The Corporation's existence shall be effective as of January 1, 1992

                  ELEVEN: The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this

Certificate of Incorporation in the manner now or hereafter prescribed by law. All rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

                  IN WITNESS WHEREOF, I have hereunto set my hand on December 19, 1991.

                                                /s/ Angela Mia Colasuonno
                                                --------------------------
                                                Angela Mia Colasuonno,
                                                Incorporator

                                State of Delaware

                        Office of the Secretary of State

         I, William T. Quillen, Secretary of State of the State of Delaware, do hereby certify the attached is a true and correct copy of the Certificate of Amendment of "U.S. Medical Technologies, Inc.", changing its name from "U.S. Medical Technologies, Inc." to "Algos Pharmaceutical Corporation", filed in this office on the fifth day of April, A.D. 1994, at 11 o'clock A.M.


                                        /s/ William T. Quillen
                                        ------------------------------------
                                        William T. Quillen, Secretary of State

                                        Authentication:  7111867

                                        Date:            05-06-94

                            CERTIFICATE OF AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                         U.S. MEDICAL TECHNOLOGIES, INC.

         Pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware, the undersigned corporation, for the purpose of amending its Certificate of Incorporation, hereby certifies as follows:

                  1. The name of the corporation is "U.S. MEDICAL TECHNOLOGIES, INC. (hereinafter called the "Corporation").

                  2. The Corporation's Certificate of Incorporation is hereby amended to (i) change the name of the Corporation to "Algos Pharmaceutical Corporation," (ii) increase the number of authorized shares of Common Stock and to authorize shares of series Preferred stock, and (iii) eliminate preemptive rights with respect to the Common Stock. These amendments shall be affected by
(a) deleting in its entirety paragraph "FIRST" of the Certificate of incorporation and adding in lieu thereof a new paragraph "FIRST" set forth below, (b) deleting in its entirety paragraph "FOURTH" of the Certificate of Incorporation and adding in lieu thereof a new paragraph "FOURTH" set forth below, and (c) deleting in its entirety paragraph "NINTH".

                  3. Paragraphs "FIRST" and "FOURTH" are hereby amended to read as follows:

                  "FIRST" The name of the corporation is ALGOS PHARMACEUTICAL CORPORATION (the "Corporation")."

                  "FOURTH" The total number of shares of all classes which the Corporation shall have authority to issue is five Million (5,000,000) shares, of which three million five hundred thousand (3,500,000) shall be common stock ("Common Stock") and one million five hundred thousand (1,500,000) shall be series preferred stock ("Preferred Stock"). The par value of each such shares is $.01. The Board of Directors is authorized, subject to limitations prescribed by law, to provide for the issuance from time to time of the shares of series Preferred Stock in one or More series, and, by filing a certificate pursuant to the Delaware General Corporation law, to establish the number of shares to be included in each such series and fix the designations, powers, relative rights, qualification, preferences, limitations and restrictions of the shares of each such series."

                  4. Paragraph "NINTH" in hereby deleted in its entirety and Paragraph "TENTH" is hereby renumbered as Paragraph "NINTH".

                  5. This amendment was duly adopted and authorized by unanimous written consent of the Board of Directors of the Corporation effective as of January 28, 1994, in accordance with Section 141(f) of the Delaware General Corporation Law, and by the unanimous affirmative vote of the Stockholders of the Corporation at a meeting duly held an January 28, 1994, in accordance with
Section 228 and Section 242 of the Delaware General Corporation Law.

                  IN WITNESS WHEREOF, the undersigned have signed this document and caused the Corporation's corporate seal to be affixed as of the 25th day of March 1994.


                                            U.S. MEDICAL TECHNOLOGIES, INC.


                                            By /s/ John W. Lyle
                                              ------------------------
                                               John W. Lyle, President


Attested by:


 /s/ James R. Ledley
 ---------------------------
James R. Ledley
Assistant Secretary

                                State of Delaware

                        Office of the Secretary of State

         I, William T. Quillen, Secretary of State of the State of Delaware, do hereby certify the attached is a true and correct copy of the Certificate of Designation of "Algos Pharmaceutical Corporation", filed in this office on the second day of May, A.D. 1994, at 11 o'clock A.M..


                                         /s/ William T. Quillen
                                         ------------------------------------
                                         William T. Quillen, Secretary of State

                                         Authentication:  7111866

                                         Date:            05-06-94

                        ALGOS PHARMACEUTICAL CORPORATION

                         CERTIFICATE OF THE DESIGNATION,
                            PREFERENCES AND RIGHTS OF
                            SERIES A PREFERRED STOCK

                 -----------------------------------------------
                     Pursuant to Section 151 of the General
                    Corporation Law of the State of Delaware
                 -----------------------------------------------

                  The Following resolutions were duly adopted by the Board of Directors of Algos Pharmaceutical Corporation, a Delaware corporation (the "Corporation"), pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, as of March 31, 1994 by unanimous written consent in lieu of a meeting of the Board of Directors:

                  WHEREAS, the Certificate of incorporation, as amended (the "Certificate of Incorporation") has authorized the issuance of 1,500,000 shares of a separate class of stock known as Preferred Stock with a par value of $.01 per share (the "Preferred Stock"); and

                  WHEREAS, the Certificate of Incorporation has vested the Board of Directors of the Corporation with authority, subject to limitations prescribed by law, to provide for the issuance from time to time of the shares of series Preferred Stock in one or more series, and, by filing a certificate pursuant to the Delaware General Corporation law, to establish the number of shares to be included in each such series and fix the designations, powers, relative rights, qualification, preferences, limitations and restrictions of the shares of each such series; and


                  WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to its authority as aforesaid, to fix the terms of a series of the class of Preferred Stock;

                  NOW, THEREFORE, BE IT RESOLVED:

                  1. Designation. The caries consisting of 872,500 shares of Preferred Stock, par value $.01 per share, authorized by this resolution shall be designated as "Series A Preferred Stock" (the "Series A Preferred Stock").

                  2. Ranking. The Series A Preferred Stock shall, with respect to rights on liquidation, winding-up and dissolution, rank senior to (i) all outstanding shares of the Corporation's common stock, $.01 par value per share ("Common Stock") and (ii) all outstanding classes and series of stock of the Corporation, whether authorized now or in the future, that does not expressly provide that it ranks senior to, or on a parity with, the Series A Preferred Stock as to rights on liquidation, winding-up and dissolution of the Corporation (all such classes and series of stock, together with the Common Stock, are collectively referred to as the "Junior Securities").


                  3. Dividend Rights. (a) The holders of the series A Preferred Stock shall be entitled to receive dividends payable on Common Stock, when, as and if declared by the Board of Directors of the Corporation (the "Board"), out of any funds legally available therefor based upon the number of shares of common Stock into a which a share of Series A Preferred Stock is then convertible in accordance with the conversion provisions described below in
Section 6. Such dividends on the Series A Preferred Stock shall be payable to holders of record at the close of business on the date specified by the Board at the time such dividend is declared (the "Record Date"), and each Record Date shall be not less than 10 nor more than 60 days prior to the date such payment is made. All dividends paid with respect to shared of Series A Preferred stock shall be paid pro rata to the holders of Series A Preferred stock entitled thereto.

                  (b) Any shares of Series A Preferred Stock Issued as a dividend with respect to the Series A Preferred stock Will be duly authorized, validly issued, fully paid and nonassessable.

                  (c) Dividends on the Series A Preferred Stock shall not be cumulative and no rights shall accrue to holders of Series A Preferred Stock by reason of the fact that dividends are not declared or paid on the Series A Preferred Stock. Dividends, if paid, or if declared and set apart for payment, must be paid on, or declared and set apart for payment on, all outstanding shares of Series A Preferred Stock contemporaneously.

                  (d) Each fractional share of Series A Preferred Stock outstanding, if any, shall be entitled to a ratably proportionate amount of all dividends paid or other distribution made with respect to the Series A Preferred stock, at the same time and in the same manner as distributions on all other shares of Series A Preferred Stock.

                  (e) if any payment or conversion shall be required with respect to the Series A Preferred Stock on a day that is not a Business Day (as defined below), such payment or conversion shall be made on the next Business Day.

                       "Business Day" means a day other then a Saturday, Sunday, national or New York or New Jersey state holiday or other day in which commercial banks in New York or New Jersey are authorized or required by law to close.

                  4. Liquidation Preference. (a) In the event of any liquidation, dissolution or winding-up of the Corporation (a "Liquidation"), whether voluntary or involuntary, each holder of Series A Preferred Stock shall be entitled to receive out of assets or the Corporation available for distribution, whether from capital, surplus or earnings, before any amount or property shall be paid or distributed on account of any Junior Securities, an amount per share of series A Preferred Stock equal to the sum of fifteen dollars ($15) per share (the "Liquidation Preference").

                  (b) If in connection with any Liquidation the assets of the Corporation available for distribution to its shareholders are not sufficient to pay in full the Liquidation Preference on all outstanding shares of Series A Preferred Stock and other Preferred Stock ranking as to any such distribution on a parity with the Series A Preferred Stock, then holders of Series A Preferred Stock and such other Preferred Stock shall share ratably in the distribution of assets in accordance with the amount that would be payable on such distribution if the amounts to which the holders of outstanding shares of Series A Preferred

Stock and such other Preferred Stock are entitled were paid in full.

                  (c) For the purposes of this section 4, neither the voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the Corporation nor the consolidation or merger of the corporation with one or more other corporations shall be deemed to be a liquidation dissolution or winding-up, voluntary or involuntary, unless such voluntary sale, conveyance, lease, exchange or transfer shall be In connection with a dissolution or winding up of the business of the Corporation.

                  5. Voting Rights. Except as otherwise required by law, holders of shares of Series A Preferred Stock shall have no voting rights except as not forth below:

                           (a)      For so long as shares of series A Preferred
Stock are outstanding, holders of a majority of the outstanding shares of Series A Preferred Stock shall he entitled, voting as a single class, to elect one director to the board. Any vacancy occurring in the office of a director elected by holders of the Series A Preferred Stock pursuant to this Section 5(a) shall be filled by holders of the Series A Preferred Stock at a spacial meeting of such holders called by the Corporation not later than 60 days after such vacancy occurs. Any director elected by holders of the Series A Preferred Stock may be removed from office at any time, with or without cause, upon the vote or written consent of holders of a majority of outstanding shares of Series A Preferred Stock.

                           (b)      Without the affirmative vote or written con-
sent of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting as a single class, the Corporation may not:

                                 (i)     amend, alter or repeal any provision of
the Certificate of Incorporation which would materially adversely affect the voting powers (except an such voting powers may be affected by the authorization of any new series of Preferred Stock having the same voting rights as tho Series A Preferred Stock or by the authorization of any other shares of any class which are not entitled to vote together with the Series A Preferred Stock in any class vote) or other rights or preferences of holders of the shares of Series A Preferred Stock; or

                                 (ii)  authorize or create any class of stock
senior to the Series A Preferred Stock upon liquidation.

                           (c)      Without the affirmative vote or written con-
sent of the holders of a majority of the outstanding shares of Series A Preferred stock, voting separately as a class the corporation shall not merge or consolidate with or into or transfer all or substantially all of its assets (as an entirety in one transaction or a series of related transactions) to any Person, unless the Corporation shall be the successor or resulting corporation in any merger or consolidation, or the entity (if other than the Corporation) formed by such consolidation or into which the Corporation is merged or to which the properties or assets of the corporation are transferred shall be a corporation organized and existing under the laws of the United States or any state thereof or the District of Columbia and the Series A Preferred Stock shall be converted into or arranged for and shall become shares of such successor or resulting company, having in respect of such successor or resulting company substantially the same powers, preferences and relative participating, optional or other rights, and the qualifications, limitations or restriction thereon, that the Series A Preferred Stock had immediately prior to such transaction.

                  "Person" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, or unincorporated organization.

                  (d) For purposes of this Section 5, each share of series A Preferred Stock shall have one vote per share.

                  (e) For purposes of exercising any vote, election or consent under this certificate or under applicable law, shares of Series A Preferred stock held by the Corporation or any of its subsidiaries shall not be deemed outstanding and shall not be counted in determining the outcome of any such vote, election or consent solicitation.

                  6. Conversion. (a) Each share of series A Preferred Stock, including additional shares issued as dividends, shall be convertible at the option of the holder thereof at any time into fully paid and nonassessable shares of Common Stock on the terms and conditions set forth in this Section 6. The number of shares of Common Stock deliverable upon conversion of each share of Series A Preferred Stock, adjusted as hereinafter provided, is referred to herein as the "Common Equivalent Rate." The Common Equivalent Rate to be used to determine the number of shares of Common Stock to be delivered on the conversion of any share of Series A Preferred Stock into shares of Common Stock pursuant to this Section 6 shall be initially 1 share of Common Stock to each share of Series A Preferred stock provided, however, that such Common Equivalent Rate shall be subject to adjustment from time to time as provided below in this
Section 6. All adjustments to the Common Equivalent Rate shall be calculated to the nearest 1/100th of a share of Common Stock. The "Conversion Price" for Common Stock shall, at any given time, be equal to $10 divided by the Common Equivalent Rate in effect at such time. The "Current Market Price" for Common Stock shall, at any given time, be equal to the Conversion Price. The Corporation shall not make any upward adjustments in the conversion Price except in the event that the Corporation combines its outstanding shares of Common Stock into a smaller number of shares. No fractional shares of Series A Preferred Stock will be issued as a result of conversion, but in lieu thereof, an amount equal to the fair market value (as determined by the board, whose good faith determination shall be conclusive evidence of such fair market value, and described in a board resolution) of such fractional interest will be paid in cash by the Corporation.

                  (b) Conversion of Series A Preferred Stock may be effected by any holder of Series A Preferred Stock by delivering to the corporation at its principal office or at such other office or agency maintained by the Corporation for such purpose (i) the certificate for the shares of the Series A Preferred Stock to be converted and (ii) a written notice stating that such holder elects to convert all or a specified whole number of such holder's shares of series A Preferred Stock in accordance with the provisions of this Section 6 and specifying the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. In any such notice specifies a name or names other than that of such holder, such notice shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Common Stock in such name or names. Other than such taxes, the Corporation will pay any and all issue and other taxes (other than taxes based an income) that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of the Series A Preferred Stock. As promptly as practicable, and in any event within 10 Business Days after the surrender of such Series A Preferred Stock certificate or certificates and the receipt of such notice relating thereto and, if applicable, payment of all transfer taxes (or the demonstration to the reasonable satisfaction of the corporation that such taxes have been paid), the corporation shall deliver or cause to be delivered (iii) certificates representing the number of validly Issued, fully paid and nonassessable shares of Common Stock to which the holder of shares of the series A Preferred Stock being converted shall be entitled and (iv) if less than the full number of shares of the Series A Preferred Stock evidenced by the surrendered certificate or certificates is being converted, a new certificate or certificates for the number of shares evidenced by such surrendered certificate or certificates less the number of shares being converted. Such conversion shall be deemed to have been and at the close of business on the date of giving of such notion and of such surrender of the certificate or certificates representing the shares of the Series A Preferred Stock to be converted so that the rights of the holder thereof as to the shares being converted shall cease except for the right to receive shares of common stock in accordance herewith, and the parson entitled to receive the shares of Common Stock shall be treated for all purposes as having become the record holder of such shares of Common Stock at such time.

                  (c) upon conversion of any shares of Series A Preferred Stock, the holder of such shares shall be entitled to receive all declared and unpaid dividends, if any, on such shares on the due date for the payment therefor, provided that the record date for such dividends occurs prior to the date of conversion.

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



                  (d) The corporation shall at all times reserve and keep available for issuance upon conversion of the Series A Preferred Stock such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of the Series A Preferred Stock, and shall take all action required to increase the authorized number of shares of Common Stock if and to the extent necessary to permit the conversion of all outstanding shares of the Series A Preferred Stock.

                  (e) The Common Equivalent Rate shall be subject to adjustment as follows:

                           (i) If the Corporation (1) pays a dividend or makes a distribution with respect to Common Stock in shares of common Stock or other shares of capital stock (including, without limitation, securities convertible into or exchangeable for shares of Common Stock) of the Corporation or in rights to purchase capital stock or other securities if such rights are not separable from the Common Stock except upon the occurrence of a contingency, or (2) subdivides or splits its outstanding shares of Common Stock into a larger number of shares, or (3) combines its outstanding shares of Common Stock into a smaller number of shares, or (4) issues by reclassification of its shares of Common Stock any shares of capital stock of the Corporation, then, in each such event, the Common Equivalent Rate in effect immediately prior to such event shall be adjusted so that the holder of each share of the Series A Preferred Stock shall be entitled to receive on the conversion of such share of the Series A Preferred Stock the number of shares of Common Stock and other shares and rights to purchase capital stock or other securities, (or, in the event of the redemption of any such shares or rights, any cash, property or securities paid in respect of such redemption) that such holder would have owned or been entitled to receive after the happening of any of such event had such share of the Series A Preferred Stock been surrendered for conversion at the Common Equivalent Rate in affect immediately prior to such event or the record date therefor, whichever is earlier. Such adjustment shall become effective at the opening of business on the Business Day next following the record date for determination of shareholders entitled to receive such dividend or distribution in the care of a dividend or distribution, and shall become effective immediately after the effective date in the case of a subdivision, split, combination or reclassification; and any shares of Common Stock issuable in payment of a dividend shall be deemed to have been issued immediately prior to the close of business on the record date for such dividend for purposes of calculating the number of outstanding shares of common Stock under Sections 6(e)(ii) and (iii).

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



                           (ii) if the corporation at any time issues rights or warrants expiring within 45 days of the applicable record data to all holders of its Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share that is less than the Conversion Price for common stock or less than the then fair market value of a Share of Common Stock (as determined by the Board) on the date fixed for the determination of shareholders entitled to receive such rights or warrants, or issues securities convertible into or exchangeable for Common Stock to all holders of its Common Stock entitling them to purchase shares of Common stock at a price per share that is less than the conversion Price for Common Stock or less than the then fair market value of a share of Common Stock (as determined by the board) on the date fixed for the determination of shareholders entitled to receive such securities, then in each such event the Common Equivalent Rate Shall be adjusted by multiplying the Common Equivalent Rate in effect immediately prior to any such event by a fraction, the numerator of which shall be the number of shares of common stock outstanding on the date fixed for such determination plus the number of additional shares of common stock offered for subscription or purchase pursuant to such rights or warrants or convertible or exchangeable securities, and the denominator of which shall be the number of shares of common stock outstanding on the date fixed for such determination plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered for subscription or purchase would purchase at such Conversion Price (determined by dividing (a) the product of (1) the total number of shares being offered and (2) the exercise price of such rights or warrants or convertible or exchangeable securities, by (b) such Conversion Price). To the extent that shares of Common Stock are not delivered as of or prior to the expiration of such rights or warrants, the Common Equivalent Rate shall be readjusted to the Common Equivalent Rate that would then be in effect had the adjustments made upon the issuance of such rights or warrants been made upon the basis of delivery of only the number of shares of Common Stock actually delivered. If the Corporation changes the terms of any securities convertible into shares of Common stock (other than the Series A Preferred Stock pursuant to this Section 6) to decrease the conversion price or increase the number of shares of Common Stock issuable upon conversion, then the Common Equivalent Rate shall be adjusted as if (a) securities with the new terms had been issued on the affective date of the change, and (b) the securities outstanding prior to the change had been redeemed or retired without being converted into Common Stock.

                           (iii) If the Corporation pays a dividend or makes a distribution to all holders of its Common Stock of any evidence of indebtedness owed to the Corporation or other assets (including shares of capital stock of the Corporation other than Common stock), but excluding any ordinary cash dividends paid out of retained earnings of the Corporation or any distributions and dividends referred to in section 5(e)(i), or issues to all holders of its Common Stock rights or warrants to subscribe for or purchase any of its assets or securities (other than those referred to in Section 6(e)(ii), then in each such case the Common Equivalent Rate shall be adjusted by multiplying the Common Equivalent Rate in effect on the date fixed for the determination of shareholders entitled to receive such dividend or distribution by a fraction, the numerator of which shall be the Conversion Price for the Common Stock on the date fixed for such determination and the denominator of which shall be such Conversion Price less the fair value (as determined by the board in good faith) as of the date fixed for such determination of the portion of the assets or evidence of indebtedness to distributed, or of such subscription rights or warrants, applicable to one share of Common Stock. Such adjustment shall become effective on the opening of business on the Business Day next following the date fixed for the determination of shareholders entitled to receive such dividend or distribution. In addition to the foregoing, holders of Series A Preferred Stock shall be given notice of any dividend or distribution described in this Section 6(e)(Iii) at least 10 days prior to the date for determining shareholders entitled to receive such dividend or distribution.


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                           (iv) If the Corporation issues any shares of Common
         Stock at a price per share that is less than the Conversion Price for Common Stock or less than the then fair market value of a share of Common Stock (as determined by the Board) on the date of issuance, then the Common Equivalent Rate shall be adjusted by multiplying the Common Equivalent Rate in effect immediately prior to any such issuance by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding on the date of issuance plus the number of additional shares of Common Stock offered to be issued, and the denominator of which shall be the number of shares of Common stock outstanding on the date of Issuance (without giving effect to the issuance of the additional shares of Common Stock) plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of common Stock so offered would purchase at such Conversion Price (determined by dividing (1) the product of (a) the total number of additional shares and (b) the purchase price paid or payable with respect to such additional shares, by (2) such Conversion Price). Notwithstanding the foregoing, no adjustment shall be made pursuant to this Section 6(e)(iv) if an adjustment in made with respect to that Issuance pursuant to Section 6(e)(it) or 6(e)(v).

                           (v) If the Corporation issues securities convertible
into or exchangeable for Common" Stock (including,


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         without limitation, rights or warrants, but excluding those referred to in Section 6(e)(ii) and excluding options granted to the Corporation's directors, officers or employees under a Corporation stock option plan that are exercisable into Common Stock at a price per share of Common Stock that is not less than the fair market value (as determined by the board) of a share of Common Stock on the date of grant) at a price per share of Common Stock initially deliverable upon conversion or exchange of such securities that is less than the Conversion Price for Common Stock or less than the then fair market value of a share of Common
         Stock (as determined by the Board) on the date of issuance, then the common Equivalent Rate shall be adjusted by multiplying the Common Equivalent Rate in effect immediately prior to such issuance by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding an the date of issuance plus the number of shares of Common Stock deliverable upon conversion of or in exchange for such securities, and the denominator of which shall be the number of shares of Common Stock outstanding on the date of issuance plus the number of shares of Common Stock which the aggregate consideration received for such securities would purchase at such Conversion Price (determined by dividing (1) the product of (a) the total number of shares of Common Stock deliverable upon conversion of or in exchange for such securities and (b) the aggregate consideration received for such securities, by (2) such


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         Conversion Price). To the extent that shares of Common Stock are not delivered as of or prior to the expiration, if any, of the conversion or exchange rights of such securities, the Common Equivalent Rate shall be readjusted to the Common Equivalent Rate that would than be in affect had the adjustments made upon the issuance of such convertible or exchangeable securities been made upon the basis of delivery of only the number of shares of Common Stock actually delivered.

                           (vi) If there shall occur any merger or consolidation of the Corporation with or into another Person (other than a merger or consolidation that does not result in any conversion, exchange or cancellation of outstanding shares of common Stock), any sale or transfer of all or substantially all of the assets of the Corporation or any compulsory share exchange that results in the conversion or exchange of the Common Stock into, or the right to receive, other securities or other property (whether of the Corporation or any other entity), then the series A Preferred Stock will thereafter no longer be subject to conversion into shares of Common Stock pursuant to this
         Section 6, but instead will be subject to conversion into the kind and amount of securities or other property that the holder of such shares of the Series A Preferred Stock would have owned immediately after such merger, consolidation, sale or share exchange if such holder's shares of the Series A Preferred


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         Stock had been converted into shares of Common Stock immediately before the effective time of such merger or consolidation. If this Section 6(e)(vi) applies, then no adjustment in respect of the same merger or consolidation shall be made pursuant to the other provisions of this
         Section 6. In the event that at any time, as a result of an adjustment made pursuant to this clause (vi), the Series A Preferred Stock shall become Subject to conversion into any securities other than shares of Common Stock, thereafter the number of such other securities so issuable upon conversion of the shares of the Series A Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the shares of the Series A Preferred Stock contained in this
         Section 6.

                           (vii) If after the issuance of the Series A Preferred Stock the Corporation issues more than one class of Common Stock and takes any action with respect to one or more (but less than all) classes of Common Stock and such actions if taken with respect to all classes of Common Stock, would result in an adjustment to the Common Equivalent Rate pursuant to this Section 6, the Common Equivalent Rate shall be adjusted as if such action had been taken with respect to all classes of Common Stock.



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                           (viii) For purposes of this Section 6, the number of
         shares of Common Stock outstanding at any time shall not include any shares of Common Stock then owned or held by or for the account of the Corporation.

                           (ix) Notwithstanding anything to the contrary in this
         Section 6, the Corporation shall not be required to give effect to any adjustment in the Common Equivalent Rate unless and until the not affect of one or more adjustments (each of which shall be carried forward), determined as above provided, shall have resulted in a change of the conversion rate by at least one-hundredth of one share of Common Stock, and when the cumulative net affect of more than one adjustment so determined shall be to change the conversion rate by at least one-hundredth of one share of Common Stock, such change in conversion rate shall thereupon be given effect.

                           (x) upon the occurrence of any event specified in this Section 6 that would result in any adjustment of the Common Equivalent Rate, then, and in each such case, the Corporation shall promptly deliver by first-class mail, postage prepaid to each holder at its address as it appears in the records of the Corporation, a certificate signed by an executive officer of the Corporation setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specify-


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         ing the Common Equivalent Rate in effect following such
         adjustment.

                  (f) Upon consummation of an underwritten initial public offering of Common Stock pursuant to a registration statement under the Securities Act of 1933, as amended, the outstanding shares of series A Preferred Stock shall automatically be converted into shares of Common Stock at the Common Equivalent Rate then in effect. A conversion of Series A Preferred Stock into Common Stock pursuant to this section 6(f) shall be referred to as a "Mandatory conversion."

                  On and after a Mandatory conversion, notwithstanding that any certificates for the shares of Series A Preferred Stock shall not have bean surrendered for conversion, the shares of such Series A Preferred stock evidenced thereby shall be deemed to be no longer outstanding, and all rights with respect thereto shall forthwith cease and terminate, except only the rights of the holder to receive (i) the shares of Common Stock entitled to receive upon conversion of such holder's Series A Preferred Stock, and (ii) all declared but unpaid dividends on such holder's Series A Preferred Stock, which shall be paid on the dividend payment date. If any holder of series A Preferred Stock surrenders a certificate for such holder's shares of Series A Preferred Stock to the Corporation or its transfer agent upon such conversion, a certificate for the number of shares of common Stock into which the shares of Series A Preferred Stock


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surrendered were convertible shall promptly be issued and
delivered to such holder.

                  7. Required Shares. Shares of Series A Preferred Stock converted or otherwise Purchased or acquired by the Corporation shall be restored to the status of authorized but unissued shares of Preferred Stock without designation as to series.

                  8. No Redemption or Sinking Fund. Shares of Series A Preferred Stock are not Subject to any mandatory or optional redemption provisions or to the operation of a sinking fund.

                  IN WITNESS WHEREOF, ALGOS PHARMACEUTICAL CORPORATION has caused this certificate to be signed by its President and attested by its Assistant Secretary this 29th day of April 1994.


                                        ALGOS PHARMACEUTICAL CORPORATION


                                        By /s/ John W. Lyle
                                           ----------------------------
                                           Name:  John W. Lyle
                                           Title: President


Attested by:


 /s/ James R. Ledley
- ------------------------------------
James R. Ledley, Assistant Secretary


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